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                                                                   EXHIBIT 8


                    ARMSTRONG, TEASDALE, SCHLAFLY & DAVIS
              A PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS

                           ATTORNEYS AND COUNSELORS
                     ONE METROPOLITAN SQUARE, SUITE 2600
                        ST. LOUIS, MISSOURI 63102-2740
                                (314) 621-5070
                              FAX (314) 621-5065

                                                       KANSAS CITY, MISSOURI
                                                       BELLEVILLE, ILLINOIS
                                                          OLATHE, KANSAS

                              September 13, 1996



Financial Bancshares, Inc.
3805 South Broadway
St. Louis, Missouri 63118

     Re: Agreement and Plan of Reorganization between Union Planters Corporation and Capital Bancorporation, Inc. and Financial Bancshares, Inc.

Gentlemen:

     We have acted as counsel to Financial Bancshares, Inc. ("FBI"), a corporation chartered and existing under the laws of the State of Missouri, in connection with the proposed merger (the "Merger") of FBI with and into Capital Bancorporation, Inc. ("Capital"), a corporation chartered and existing under the laws of the State of Tennessee, pursuant to the terms of the Agreement and Plan of Reorganization dated as of June 27, 1996 by and between Union Planters Corporation ("UPC"), a corporation chartered and existing under the laws of the State of Tennessee, FBI and Capital, together with all Exhibits and Schedules annexed thereto, as amended by the First Amendment to Agreement and Plan of Reorganization and Plan of Merger dated as of September 6, 1996 (the "Reorganization Agreement"), all as described in the Registration Statement on Form S-4 to be filed by UPC with the Securities and Exchange Commission on or about September 13, 1996 (the "Registration Statement"). This opinion is being rendered pursuant to your request. All capitalized terms, unless otherwise specified, have the meanings assigned to them in the Registration Statement.

     In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of
(i) the Reorganization Agreement, (ii) the Registration Statement and (iii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinions below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies.
In rendering the opinion set forth below, we have relied upon certain written certificates, representations and covenants of FBI, UPC and affiliated shareholders.

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                    ARMSTRONG, TEASDALE, SCHLAFLY & DAVIS



Financial Bancshares, Inc.
September 13, 1996
Page 2

     In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant.


      Based upon and subject to the foregoing, we are of the opinion that the Merger will, under current law, constitute a tax-free reorganization under
Section 368(a) of the Code.

     As a tax-free reorganization, the Merger will have the following Federal income tax consequences for FBI Record Holders who hold their shares of FBI Common Stock as capital assets (within the meaning of Section 1221 of the Code) at the Effective Time of the Merger:

     1. FBI Record Holders will recognize no gain or loss as a result of the exchange of their FBI Common Stock solely for shares of UPC Common Stock pursuant to the Merger, except with respect to cash received in lieu of fractional shares, if any.

     2. The aggregate adjusted tax basis of the shares of UPC Common Stock received by each FBI Record Holder in the Merger (including any fractional share of UPC Common Stock deemed to have been received) will be equal to the aggregate adjusted tax basis of the shares of FBI Common Stock.

     3. The holding period of the shares of UPC Common Stock received by each FBI Record Holder in the Merger (including any fractional share of UPC Common Stock deemed to have been received) will include the holding period of the shares of FBI Common Stock exchange therefor.

     Except as set forth above, we express no opinion as to the tax consequences to any party, whether Federal, state, local or foreign, of the Merger or of any transactions related to the Merger or contemplated by the Agreements. This opinion is being furnished only to you in connection with the Merger and solely for your benefit in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the undersigned being named as a party rendering a legal opinion under the caption "Legal Opinions" in the Prospectus/Proxy Statement constituting part of the Registration Statement.

                                                Very truly yours,

                                                /s/ARMSTRONG, TEASDALE, SCHLAFLY
                                                   & DAVIS